NEWS RELEASE

Contacts:	John S. Penshorn Director of Capital Markets Communications & Strategy 952-936-7214

(For Immediate Release)

UNITEDHEALTH GROUP HOSTS INVESTOR CONFERENCE
Company Anticipates Strong Future Performance

MINNEAPOLIS (November 19, 2003) – UnitedHealth Group (NYSE: UNH) expects its future financial performance will be driven by strong growth and by operating margin expansion across its business units.

Management will discuss these trends and their underlying drivers in a half-day meeting with institutional analysts and investors in New York City on November 20, 2003, beginning at 1:30 p.m. EST (12:30 p.m. CST). The Company will also sponsor an audio webcast of the meeting and provide selected financial slides on its investor information page at www.unitedhealthgroup.com.

In conjunction with the meeting, the Company will affirm its previous guidance of 2003 earnings of $2.91 per share, up 37 percent from $2.13 per share earned in 2002. Management will also increase its 2004 earnings per share growth expectations to a range of 23 to 24 percent over its 2003 results, or a range of $3.58 to $3.61 per share, on a revenue base exceeding $33 billion, including the recently closed Golden Rule Financial Corporation (Golden Rule) acquisition. On November 13, 2003, the Company completed its purchase of Golden Rule, which will add approximately $1 billion in revenue on an annual basis, for $500 million in cash.

For discussion purposes, management will present pro forma information on the recently announced Mid Atlantic Medical Medical Services, Inc. (MAMSI) acquisition as if it closed on January 1, 2004. Under that scenario, aggregate full year revenues would exceed $36 billion with UnitedHealth Group earnings per share further increasing at the rate of about one cent per share per quarter in 2004. Although the Company is targeting completion of the MAMSI acquisition during the first quarter of 2004, the exact date of closure cannot be accurately projected at this time.

Business Description
 UnitedHealth Group is a diversified health and well-being company that provides a broad spectrum of resources and services to help people improve their health and well-being through all stages of life.

Forward-Looking Statements
 Statements that UnitedHealth Group may publish, including those in this announcement, that are not strictly historical are “forward-looking” statements under the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve known and unknown risks, which may cause actual results and corporate developments to differ materially from those expected. Factors that could cause results and developments to differ materially from expectations include, without limitation, the effects of state and federal regulations, the effects of acquisitions and divestitures, and other risks described from time to time in each of UnitedHealth Group’s SEC reports including quarterly reports on Form 10-Q, annual reports on Form 10-K, and reports on Form 8-K.

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